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                                                                     EXHIBIT 5.2

                    [LETTERHEAD OF RICHARD LAYTON & FINGER]


                                        January 22, 1996



TCI Communications Financing I
c/o TCI Communications, Inc.
Terrace Tower II
5619 DTC Parkway
Englewood, Colorado 80111-3000

            Re:  TCI Communications Financing I
            -----------------------------------

Ladies and Gentlemen:

            We have acted as special Delaware counsel for TCI Communications, Inc., a Delaware corporation ("TCI"), and TCI Communications Financing I, a Delaware business trust (the "Trust"), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

            For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals or copies of the following:

            (a) The Certificate of Trust of the Trust, dated November 21, 1995 (the "Certificate"), as filed in the office of the Secretary of State of the State of Delaware (the "Secretary of State") on November 21, 1995;

            (b) The Declaration of Trust of the Trust, dated as of November 21, 1995, among TCI and the trustees of the Trust named therein;

            (c) Amendment No. 1 to the Registration Statement (the "Registration Statement") on Form S-3, including a preliminary Prospectus and preliminary Prospectus Supplement (as so supplemented, the "Prospectus"), relating to the ___% Trust Originated Preferred Securities of the Trust representing preferred undivided beneficial interests in the
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TCI Communications Financing I
c/o TCI Communications, Inc.
January 22, 1996
Page 2


assets of the Trust (each, a "Preferred Security" and collectively, the "Preferred Securities"), as proposed to be filed by TCI and the Trust with the Securities and Exchange Commission on January 22, 1996; and

            (d) A form of Amended and Restated Declaration of Trust of the Trust, to be entered into among TCI, the trustees of the Trust named therein and the holders, from time to time, of the undivided beneficial interests in the assets of the Trust (the "Trust Agreement"), attached as an exhibit to the Registration Statement;

            (e) A Certificate of Good Standing for the Trust, dated January 22, 1996, obtained from the Secretary of State.

            Initially capitalized terms used herein and not otherwise defined are used as defined in the Trust Agreement.

            For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (e) above. In particular, we have not reviewed any document (other than the documents listed in paragraphs (a) through (e) above) that is referred to in or incorporated by reference into the documents reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied soley upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

            With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

            For purposes of this opinion, we have assumed that (i) the Trust Agreement and the Certificate are in full force and effect and have not been amended, (ii)except to the extent provided in paragraph 1 below, each of the parties to the documents examined by us has been duly organized or duly formed, as the case may be, and is validly existing in good standing under the laws of the jurisdiction governing its organization or formation, (iii) each natural person who is a party to the documents examined by us has the legal capacity to execute, deliver and perform such documents, (iv) each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its
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TCI Communications Financing I
c/o TCI Communications, Inc.
January 22, 1996
Page 3


obligations under, such documents, (v) each of the parties to the documents examined by us has duly authorized, executed and delivered such documents, (vi) each Person to whom a Preferred Security is to be issued by the Trust (each, a "Preferred Security Holder" and collectively, the "Preferred Security Holders") has received an appropriate Preferred Securities Certificate for such Preferred Security, and the Trust has received payment for the Preferred Security acquired by each such Preferred Security Holder, in accordance with the Trust Agreement and the Prospectus, and (vii) the Preferred Securities are issued and sold to the Preferred Security Holders in accordance with the Trust Agreement and the Registration Statement. We have not participated in the preparation of the Registration Statement and assume no responsibility for its contents.

            This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder that are currently in effect.

            Based upon the foregoing , and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

            1. The Trust has been duly created and is validly existing in good standing as a business trust under the Delaware Business Trust Act, 12 Del.
                                                                            ----
C. Section 3801, et seq.
---            --------

            2. The Preferred Securities to be issued to the Preferred Security Holders will represent valid and, subject to the qualifications set forth in paragraph 3 below, fully paid and nonassessable undivided beneficial interests in the assets of the Trust.

            3. The Preferred Security Holders, as beneficial owners of the Trust, will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware. We note that the Preferred Security Holders may be obligated to make payments as set forth in the Trust Agreement.

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TCI Communications Financing I
c/o TCI Communications, Inc.
January 22, 1996
Page 4


            We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We hereby consent to the use of our name under the heading "Legal Matters" in the Prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of Persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Except as stated above, without our prior written consent, this opinion may not be furnished or quoted to or relied upon by, any other Person for any purpose.

                                             Very truly yours,


                                             /s/ Richards, Layton & Finger

CDK/jmb